Exhibit 4.13

Execution Version

Dated 27 August 2021

$12,000,000

TERM LOAN FACILITY

GLOBAL SHIP LEASE 42 LLC
as Borrower

and

GLOBAL SHIP LEASE, INC.
as Parent Guarantor

and

SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED
as Lender

FACILITY AGREEMENT
secured over m.v. “GSL VALERIE”

Index

Clause		Page

Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		23
2	The Facility	23
3	Purpose	23
4	Conditions of Utilisation	23
Section 3 Utilisation		25
5	Utilisation	25
Section 4 Repayment, Prepayment and Cancellation		26
6	Repayment	26
7	Prepayment and Cancellation	26
Section 5 Costs of Utilisation		29
8	Interest	29
9	Interest Periods	30
10	Changes to the Calculation of Interest	30
11	Fees	31
Section 6 Additional Payment Obligations		33
12	Tax Gross Up and Indemnities	33
13	Increased Costs	36
14	Other Indemnities	38
15	Mitigation by the Lender	40
16	Costs and Expenses	41
Section 7 Guarantee		43
17	Guarantee and Indemnity	43
Section 8 Representations, Undertakings and Events of Default		46
18	Representations	46
19	Information Undertakings	53
20	General Undertakings	55
21	Insurance Undertakings	62
22	Ship Undertakings	67
23	Security Cover	73
24	Events of Default	75
Section 9 Changes to Parties		81
25	Changes to the Lender	81
26	Changes to the Transaction Obligors	82
27	The Reference Banks	83
Section 10 Administration		84
28	Payment Mechanics	84
29	Set-Off	86
30	Conduct of Business by the Lender	86
31	Notices	86
32	Calculations and Certificates	88
33	Partial Invalidity	88
34	Remedies and Waivers	88
35	Entire Agreement	89
36	Settlement or Discharge Conditional	89
37	Irrevocable Payment	89
38	Confidential Information	89
39	Confidentiality of Funding Rates and Reference Bank Quotations	92
40	Amendments	93
41	Counterparts	94
Section 11 Governing Law and Enforcement		95
42	Governing Law	95
43	Enforcement	95

Schedules
Schedule 1 The Parties	96
Part A The Obligors	96
Part B The Original Lender	97
Schedule 2 Conditions Precedent and Subsequent	98
Part A Conditions precedent to Utilisation Request	98
Part B Conditions precedent to Utilisation	100
Part C Conditions Subsequent	102
Schedule 3 Requests	103
Part A Utilisation Request	103
Schedule 4 Details of the Ship	105
Schedule 5 Timetables	106
Execution
Execution Pages	107

Execution Version

THIS AGREEMENT is made on 27 August 2021.

PARTIES

(1)	GLOBAL SHIP LEASE 42 LLC, a limited liability company formed in the Republic of Liberia with registration number LLC-960163 whose registered address is at 80 Broad Street, Monrovia, Liberia as borrower (the “Borrower”)
(2)	GLOBAL SHIP LEASE, INC., a corporation incorporated in the Republic of the Marshall Islands with registration number 28891 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as guarantor (the “Parent Guarantor”)
(3)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders (the “Original Lenders”)

BACKGROUND

The Lender has agreed to make available to the Borrower a secured term loan facility in an amount not exceeding the lower of (i) $12,000,000 and (ii) 70 per cent. of the Initial Market Value of the Ship, for the purpose of financing the Ship.

OPERATIVE PROVISIONS

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SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Brokers” means any firm or firms of insurance brokers approved in writing by the Lender.

“Approved Classification” means, as at the date of this Agreement, the classification specified in Schedule 4 (Details of the Ship) or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means, as at the date of this Agreement, the classification society specified in Schedule 4 (Details of the Ship) or any other classification society which is a member of the International Association of Classification Societies (or such other classification society which is approved in writing by the Lender such approval not to be unreasonably withheld).

“Approved Commercial Manager” means:

(a)	Conchart Commercial Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands having established an office in Greece pursuant to L.27/1975 at 3-5 Menandrou Str.14561 Kifisia, Athens, Greece; or
(b)	any other person approved in writing by the Lender, as the commercial manager of the Ship,

being as at the date of this Agreement, the manager specified as the approved commercial manager in relation to the Ship in Schedule 4 (Details of the Ship).

“Approved Flag” means, as at the date of this Agreement, Liberia or the flag of the Marshall Islands, Panama, Hong Kong or such other flag approved in writing by the Lender such approval not be unreasonably withheld.

“Approved Manager” means the Approved Commercial Manager or the Approved Technical Manager.

“Approved Technical Manager” means:

(a)	Technomar Shipping Inc., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia having established an office in Greece pursuant to L.27/1975 at 3-5 Menandrou Str.14561 Kifisia, Athens, Greece; or
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(b)	any other person approved in writing by the Lender, as the technical manager of the Ship,

being as at the date of this Agreement, the manager specified as the approved technical manager in relation to the Ship in Schedule 4 (Details of the Ship).

“Approved Valuer” means Maersk Brokers KS and Howe Robinson Partners (or any Affiliate of such person through which valuations are commonly issued) and any other reputable firm or firms of independent sale and purchase shipbrokers with expertise in valuing containerships willing and able to provide valuation certificates that can be used in the New York Stock Exchange mutually agreed between the Lender and the Borrower.

“Assignable Charter” means any Charter in respect of the Ship, having a duration exceeding (without taking into account any optional extensions) 12 months.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling three months thereafter or such later date as the Parties may agree.

“Available Facility” means the Commitment minus:

(a)	the amount of the outstanding Loan; and
(b)	in relation to any proposed Utilisation, the amount of the Loan that is due to be made on or before the proposed Utilisation Date.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Athens, Hong Kong, Singapore, Taipei, London and, in respect of any payment which is required to be made under a Finance Document, New York.

“Charter” means any charter relating to the Ship, or other contract for its employment, whether or not already in existence.

“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter (including any Assignable Charter), the form of which shall not be subject to the Lender’s prior approval.

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“Charterparty Assignment” means, in relation to any Assignable Charter, an assignment of the Borrower’s rights under that Assignable Charter (and any related Charter Guarantee) in favour of the Lender in agreed form.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Management Agreement” means the agreement entered into between the Borrower and the Approved Commercial Manager regarding the commercial management of the Ship.

“Commitment” means $12,000,000 to the extent not cancelled or reduced under this Agreement.

“Confidential Information” means all information relating to any Transaction Obligor, any Approved Manager, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender in relation to the Finance Documents or the Facility from either any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 38 (Confidential Information); or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)	is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(b)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Lender.

“Deed of Covenant” means, if required by the laws of the Approved Flag, a deed of covenant collateral to the Mortgage over the Ship in agreed form.

“Default” means an Event of Default or a Potential Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments
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to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Document of Compliance” has the meaning given to it in the ISM Code.

“dollars” and “$” mean the lawful currency, for the time being, of the United States of America.

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of the Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:
(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter net of customary commissions or a Charter Guarantee;
(ii)	the proceeds of the exercise of any lien on sub-freights;
(iii)	compensation payable to the Borrower or the Lender in the event of requisition of the Ship for hire or use;
(iv)	remuneration for salvage and towage services;
(v)	demurrage and detention moneys;
(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;
(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire (if applicable from time to time);
(viii)	all monies which are at any time payable to the Borrower in relation to general average contribution; and
(b)	if and whenever the Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other
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person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Emergency Event” means, in relation to the Ship, an event or circumstance not within the Borrower’s reasonable control affecting the Ship, life or property on board and/or the Ship’s operation including without limitation, hull failure, critical failure of vessel’s navigation system, cargo shift, machinery breakdown, an act of God, flood, drought, earthquake or other natural disaster, terrorist attack, civil war, riot, war or preparation for war, armed conflict, nuclear, chemical or biological contamination, fire explosion or accident, epidemic or pandemic, life threatening personnel injuries or illness.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or
(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or any operator or manager (including an Approved Manager) of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager (including an Approved Manager) of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

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“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices through which the Lender will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementa`tion of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means:

(a)	this Agreement;
(b)	the Utilisation Request;
(c)	any Security Document;
(d)	any Subordination Agreement;
(e)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or
(f)	any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
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(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by the Lender to an Obligor pursuant to any Finance Document.

“GAAP” means generally accepted accounting principles in US including IFRS.

“General Assignment” means the general assignment creating Security over the Ship’s Earnings, its Insurances and any Requisition Compensation, in agreed form.

“Group” means the Parent Guarantor and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in relation to which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Increased Costs Negotiation Period” has the meaning given to it in Clause 13.3 (Payment of increased costs).

“Initial Market Value” means, in relation to the Ship, the Market Value thereof determined by the valuation of the Ship referred to in paragraph 2.5 of Schedule 2, Part B.

“Indemnified Person” has the meaning given to it in Clause 14.2 (Other indemnities).

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“Initial Charter” means the time charterparty dated 20 October 2020 and as the same may be further amended, novated and/or supplemented from time to time and made between (i) the Borrower and (ii) the Initial Charterer in respect of the Ship.

“Initial Charterer” means ZIM Integrated Shipping Services Ltd., a company incorporated in Israel whose principal office is at 9 Andre Saharov St., 3101601 Haifa, Israel.

“Insurances” means, in relation to the Ship:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in relation to the Ship, the Earnings (if applicable) or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and
(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Interest Period” means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for dollars.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code. “Lender” means:

(a)	the Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 25 (Changes to the Lender),
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which in each case has not ceased to be a Party in accordance with this Agreement.

“LLC Interests Security” means a document creating Security over the limited liability company interests in the Borrower in agreed form.

“LIBOR” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero. “LMA” means the Loan Market Association or any successor organisation.

“Loan” means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a “part of the Loan” means any part of the Loan as the context may require.

“Major Casualty” means any casualty to the Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.

“Management Agreement” means the Technical Management Agreement or the Commercial Management Agreement.

“Manager’s Undertaking” means the letter of undertaking from each Approved Manager of the Ship subordinating the rights of that Approved Manager against the Ship and the Borrower to the rights of the Lender in agreed form.

“Margin” means 3.25 per cent. per annum.

“Market Value” means, in relation to the Ship or any other vessel, at any date, an amount determined by the Lender as being, an amount equal to the market value of the Ship or vessel shown by one valuation prepared:

(a)	as at a date not more than 30 days previously;
(b)	by an Approved Valuer (selected by the Lender);
(c)	with or without physical inspection of the Ship or vessel (as the Lender may require); and
(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter.

Provided that if the Borrower disagrees with the valuation obtained by the Lender as above, it shall be entitled to obtain a second valuation from another Approved Valuer selected by the Borrower and approved and appointed by the Lender and prepared in accordance with paragraphs (a) to (d) above. In that case the Market Value of the Ship shall be the arithmetic mean of the two valuations issued. If the Borrower does not select an Approved Valuer within

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14 days after the Lender’s request to receive a valuation of the Ship, the Market Value of the Ship shall be that shown in the sole valuation obtained by the Lender as above.

“Material Adverse Effect” means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor; or
(b)	the ability of any Transaction Obligor to perform its obligations under any Finance Document;
(c)	the ability of any Approved Manager to perform its obligations under the Manager’s Undertaking to which it is a party; or
(d)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“Member” means Global Ship Lease Investments, Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgage” means the first preferred or priority ship mortgage (as applicable for the Approved Flag) on the Ship in agreed form.

“Negotiation Period” has the meaning given to it in paragraph (b) of Clause 10.4 (Cost of funds).

“Obligor” means the Borrower or the Parent Guarantor.

“Original Financial Statements” means the audited financial statements of the Parent Guarantor for its financial year ended 31 December 2020.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated or formed as at the date of this Agreement.

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“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Charter” means:

(a)	a Charter (including, for the avoidance of doubt, the Initial Charter):
(i)	which is a time, voyage or consecutive voyage charter;
(ii)	which is entered into on bona fide arm’s length terms at the time at which the Ship is fixed; and
(iii)	in relation to which not more than two months’ hire is payable in advance;
(b)	any other Charter which is approved in writing by the Lender. `

“Permitted Financial Indebtedness” means:`

(a)	any Financial Indebtedness incurred under the Finance Documents;
(b)	any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise and which is, in the case of any such Financial Indebtedness of the Borrower, the subject of Subordinated Debt Security;
(c)	any Financial Indebtedness incurred in the normal course of owning, chartering and operating the Ship up to the amount of US$500,000 or such higher amount as may be agreed between the Parties subject to any such Financial Indebtedness being granted on normal trade credit terms including issuing guarantees in the context of its business operations of owning a Ship; and
(d)	any Permitted Inter-company Loan.

“Permitted Inter-Company Loan” means a loan made or to be made to the Borrower by a member of the Group:

(a)	which is unsecured;
(b)	in relation to which no interest, fees, costs or expenses are payable during the Security Period (except, for the avoidance of doubt, from cash which the Borrower would otherwise be permitted to distribute to the Parent Guarantor under Clause 20.19 (Dividends));
(c)	in relation to which no repayment or prepayment of principal is capable of being made to the relevant lender in accordance with its terms and conditions during the Security Period (except, for the avoidance of doubt, from cash which the Borrower would otherwise be permitted to distribute to the Parent Guarantor under Clause 20.19 (Dividends));
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(d)	which is fully subordinated in all respects to the Secured Liabilities in accordance with a Subordination Agreement;
(e)	in respect of which the Lender has granted its prior written consent; and
(f)	which is the subject of Subordinated Debt Security. “Permitted Security” means:
(a)	Security created by the Finance Documents;
(b)	liens for unpaid master’s and crew’s wages in accordance with first class ship ownership and management practice and not being enforced through arrest;
(c)	liens for salvage;
(d)	liens for master’s disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and
(e)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship:
(i)	not as a result of any default or omission by the Borrower
(ii)	not being enforced through arrest; and
(iii)	subject, in the case of liens for repair or maintenance, to Clause 22.16 (Restrictions on chartering, appointment of managers etc.),

provided such lien does not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a material risk of the Ship or any interest in it being seized, sold, forfeited or lost).

“Potential Event of Default” means any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Prohibited User” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

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“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Reference Bank Quotation” means any quotation supplied to the Lender by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks:

(a)	if:
(i)	the Reference Bank is a contributor to the Screen Rate; and
(ii)	it consists of a single figure,

as the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, as the rate at which the relevant Reference Bank could fund itself in dollars for the relevant period with reference to the unsecured wholesale funding market.

“Reference Banks” means the principal London offices of banks appointed by the Lender or such other entities as may be appointed by the Lender in consultation with the Borrower.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to a Transaction Obligor or an Approved Manager:

(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repayment Date” means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

“Repayment Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

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“Repeating Representation” means each of the representations set out in Clause 18 (Representations) except paragraph (b) of Clause 18.3 (Share capital, membership interests and ownership), Clause 18.10 (Insolvency), Clause 18.11 (No filing or stamp taxes) and Clause 18.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)	in the opinion of the Lender and the Borrower, an appropriate successor to a Screen Rate.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Security Cover Ratio” means a Security Cover Ratio of not less than 120 per cent.. “Requisition” means:

(a)	any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and
(b)	any capture or seizure of the Ship (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” includes all compensation or other moneys payable to the Borrower by reason of any Requisition or any arrest or detention of the Ship in the exercise or purported exercise of any lien or claim.

“Safety Management Certificate” has the meaning given to it in the ISM Code. “Safety Management System” has the meaning given to it in the ISM Code.

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“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on any Transaction Obligor or any Approved Manager; or
(b)	otherwise imposed by any law or regulation binding on a Transaction Obligor or an Approved Manager or to which a Transaction Obligor or an Approved Manager is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Secured Liabilities” means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor and each Approved Manager to the Lender under or in connection with each Finance Document.

“Security” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Assets” means all of the assets of the Transaction Obligors or any Approved Manager (as applicable) which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Cover Ratio” means, at any relevant time, the aggregate of:

(a)	the Market Value of the Ship; plus
(b)	the net realisable value of additional Security previously provided under Clause 23 (Security Cover),

expressed as a percentage of the Loan, as at that time.

“Security Document” means:

(a)	any LLC Interests Security;
(b)	any Mortgage;
(c)	any Deed of Covenant;
(d)	any General Assignment;
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(e)	any Charterparty Assignment;
(f)	any Manager’s Undertaking;
(g)	any Subordinated Debt Security;
(h)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or
(i)	any other document designated as such by the Lender and the Borrower.

“Security Period” means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;
(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and
(c)	the Lender’s interest in any turnover trust created under the Finance Documents.

“Ship” means m.v. “GSL VALERIE”, registered in the ownership of the Borrower with IMO Number 9315874, under an Approved Flag, further details of which are set out in Schedule 4 (Details of the Ship), and everything now or in the future belonging to her on board or ashore.

“Specified Time” means a day or time determined in accordance with Schedule 5 (Timetables). “Subordinated Creditor” means:

(a)	a Transaction Obligor; or
(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

“Subordinated Debt Security” means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor or any member of the Group who becomes a creditor of any Permitted Inter-Company Loan in favour of the Lender in an agreed form.

“Subordinated Finance Document” means:

(a)	a Subordinated Loan Agreement; and
(b)	any other document relating to or evidencing Subordinated Liabilities.

“Subordinated Liabilities” means all indebtedness owed or expressed to be owed by the Borrower to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

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“Subordinated Loan Agreement” means any loan agreement made between (i) the Borrower and (ii) a Subordinated Creditor.

“Subordination Agreement” means a subordination agreement entered into or to be entered into by a Subordinated Creditor and the Lender in agreed form.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Deduction” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Payment” has the meaning given to it in Clause 12.1 (Definitions).

“Technical Management Agreement” means the agreement entered into between the Borrower and the Approved Technical Manager regarding the technical management of the Ship.

“Termination Date” means the date falling on the fifth anniversary from the Utilisation Date.

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third party rights).

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship; or
(b)	any Requisition of the Ship unless the Ship is returned to the full control of the Borrower within 30 days of such Requisition (or such longer period as may be requested by the Borrower and accepted by the Lender).

“Total Loss Date” means, in relation to the Total Loss of the Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:
(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

“Transaction Document” means:

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(a)	a Finance Document;
(b)	any Subordinated Finance Document;
(c)	any Assignable Charter; or
(d)	any other document designated as such by (i) the Lender and (ii) a Transaction Obligor or an Approved Manager.

“Transaction Obligor” means an Obligor, the Member or any other member of the Group who executes a Finance Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the US; or
(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the “Lender”, any “Obligor”, any “Party”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title and permitted assigns;
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(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;
(iv)	“document” includes a deed and also a letter, fax, email or telex;
(v)	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;
(vi)	a “Finance Document”, a “Security Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;
(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
(ix)	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;
(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(xii)	a provision of law is a reference to that provision as amended or re-enacted from time to time;
(xiii)	a time of day is a reference to London time;
(xiv)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;
(xv)	words denoting the singular number shall include the plural and vice versa; and
(xvi)	“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.
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(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.
(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.
1.3	Construction of insurance terms

In this Agreement:

“approved” means, for the purposes of Clause 21 (Insurance Undertakings), approved in writing by the Lender.

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 21 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in “agreed form” are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Lender); or
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(b)	in any other form agreed in writing between the Borrower and the Lender.
1.5	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.
(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
(c)	An amendment or waiver which adversely affects the rights or obligations of a Reference Bank may not be effected without the consent of that Reference Bank.
(d)	Any Affiliate, Receiver, Delegate or any other person described in paragraph (c) of Clause 14.2 (Other indemnities), Clause 27.1 (Role of Reference Banks) or Clause 27.2 (Third Party Reference Banks) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.
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SECTION 2

THE FACILITY

2	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar term loan facility in an amount not exceeding the lower of (i) $12,000,000 and (ii) 70 per cent. of the Initial Market Value of the Ship.

3	PURPOSE
3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility only for financing the Ship.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) or is satisfied that it will receive them when the Loan is made available, in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Loan) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Loan is made available:
(i)	no Default is continuing or would result from the proposed Loan;
(ii)	the Repeating Representations to be made by each Transaction Obligor are true;
(iii)	no event described in paragraph (a) of Clause 7.2 (Change of control) has occurred; and
(iv)	the Ship has neither been sold nor become a Total Loss;
(b)	the Lender has received on or before the Utilisation Date, or is satisfied that it will receive when the Loan is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Lender.
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4.3	Conditions Subsequent

The Borrower undertakes to deliver or cause to be delivered to the Lender within one month after the Utilisation Date, the additional documents and other evidence listed in Part C of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Lender.

4.4	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.5	Waiver of conditions precedent

If the Lender, at its discretion, permits the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that that condition is satisfied within five Business Days after the Utilisation Date or such later date as the Lender may agree in writing with the Borrower.

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SECTION 3

UTILISATION

5	UTILISATION
5.1	Delivery of the Utilisation Request

The Borrower may make one Utilisation only under the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);
(c)	all applicable deductible items have been completed; and
(d)	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.
(b)	The amount of the proposed Loan must be an amount which is the lower of (i) $12,000,000 and (ii) 70 per cent. of the Initial Market Value of the Ship.
5.4	Loan

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

On the earlier of the date on which the Loan has been made and the end of the Availability Period any Commitment which is then unutilised shall be cancelled.

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT
6.1	Repayment of Loan

The Borrower shall repay the Loan in the following instalments:

(a)	20 equal consecutive quarterly instalments, each in an amount equal to $420,000 (each a “Repayment Instalment”), the first of which shall be repaid on the date falling 3 Months after the Utilisation Date and the last on the Termination Date; and
(b)	a balloon instalment in an amount equal to $3,600,000 (the “Balloon Instalment”), which shall be repaid together with the last Repayment Instalment on the Termination Date.
6.2	Reduction of Repayment Instalments

If any part of the Facility is cancelled, the Repayment Instalments and the Balloon Instalment falling after that cancellation shall be reduced in inverse chronological order commencing with the Balloon Instalment by the amount cancelled.

6.3	Termination Date

On the Termination Date, the Borrower shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION
7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Available Facility will be immediately cancelled; and
(b)	the Borrower shall prepay the Loan on the last day of the Interest Period for the Loan occurring after it has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled.
7.2	Change of control
(a)	If:
(i)	any person or group of persons acting in concert gains directly or indirectly control of the Parent Guarantor other than:
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(A)	Mr. Georgios Giouroukos; or
(B)	Kelso & Company or its Related Funds; or
(ii)	Mr. Georgios Giouroukos ceases during the Security Period to hold the position of executive chairman or equivalent executive officer position in the board of directors of the Parent Guarantor other than in case Mr. Georgios Giouroukos dies or become permanently incapable of managing his affairs;

then:

(A)	the Parent Guarantor shall promptly notify the Lender upon becoming aware of that event; and
(B)	the Lender may, by not less than 10 days’ notice to the Borrower, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and the Loan and all such outstanding interest and other amounts will become immediately due and payable.
(b)	For the purpose of paragraph (a) above “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Parent Guarantor.
(c)	For the purpose of paragraph (a) above “control” means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control (through one or more Affiliates) the casting of, more than 35 per cent. of the maximum number of votes that might be cast at a general meeting of the Parent Guarantor; or
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent Guarantor; or
(C)	give directions with respect to the operating and financial policies of the Parent Guarantor with which the directors or other equivalent officers of the Parent Guarantor are obliged to comply; and/or
(ii)	the holding beneficially (through one or more Affiliates) of more than 35 per cent. of the issued shares of the Parent Guarantor (excluding any part of that issued shares that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
7.3	Voluntary and automatic cancellation
(a)	The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $500,000 (and thereafter in integral multiples of $500,000) of the Available Facility.
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(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the Utilisation Date.
7.4	Voluntary prepayment of Loan
(a)	Subject to the provisions of paragraph (f) of Clause 7.6 (Restrictions) the Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 or multiple of that amount).
(b)	Any partial prepayment under this Clause 7.4 (Voluntary prepayment of Loan) shall reduce in inverse chronological order the amount of each Repayment Instalment (commencing with the Balloon Instalment) falling after that prepayment by the amount prepaid.
7.5	Mandatory prepayment on sale or Total Loss

If the Ship is sold (without prejudice to paragraph (a) of Clause 20.13 (Disposals)) or becomes a Total Loss, the Borrower shall repay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents. Such repayment shall be made:

(a)	in the case of a sale of the Ship, on the date on which the sale is completed by delivery of the Ship to the buyer; or
(b)	in the case of a Total Loss, on the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.
7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and, if relevant, the part of the Loan to be prepaid or cancelled.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
(f)	Subject to paragraph (c) of Clause 11.2 (Prepayment fee) any prepayment under this Clause 7 (Prepayment and Cancellation) shall be subject to a prepayment fee as set out in Clause 11.2 (Prepayment fee).
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SECTION 5

COSTS OF UTILISATION

8	INTEREST
8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and
(b)	LIBOR.
8.2	Payment of interest
(a)	The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period.
(b)	If an Interest Period is longer than three Months, the Borrower shall also pay interest then accrued on any part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.
8.3	Default interest
(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan, in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.
(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
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8.4	Notification of rates of interest
(a)	The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.
(b)	The Lender shall promptly notify the Borrower of each Funding Rate relating to the Loan or any Unpaid Sum.
9	INTEREST PERIODS
9.1	Selection of Interest Periods
(a)	Subject to paragraph (b) of Clause 9.1 the relevant Interest Period will be three Months.
(b)	An Interest Period in respect of the Loan shall not extend beyond the Termination Date.
(c)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period shall start on the last day of the preceding Interest Period.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST
10.1	Unavailability of Screen Rate

If no Screen Rate is available for LIBOR for:

(a)	dollars; or
(b)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate
(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrower that the cost to it of funding the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

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10.4	Cost of funds
(a)	If this Clause 10.4 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or that part of the Loan from whatever source it may reasonably select or, if such rate is less than zero, such rate shall be deemed to be zero.
(b)	If this Clause 10.4 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations for a period of not more than 30 days (the “Negotiation Period”) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.
(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall be binding on all Parties.
(d)	If a substitute or alternative basis is not agreed within the Negotiation Period and the relevant circumstances are continuing at the end of the Negotiation Period, the Borrower shall give the Lender not less than 10 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Lender.
(e)	The provisions of Clause 7.6 (Restrictions) shall apply to any prepayment made pursuant to this Clause 10.4 (Cost of funds).
10.5	Break Costs

The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

11	FEES
11.1	Arrangement fee

The Borrower shall pay to the Lender an arrangement fee equal to 1.25 per cent. of the amount of the Loan actually utilised, within 7 Business Days of the date of this Agreement.

11.2	Prepayment fee
(a)	If the Borrower requests to prepay the whole or any part of the Loan at any time prior to, and inclusive of, the second anniversary of the Utilisation Date, it must pay to the Lender a prepayment fee on the date of prepayment of all or part of the Loan.
(b)	The amount of the prepayment fee shall be 1 per cent. of the amount prepaid.
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(c)	This Clause 11.2 (Prepayment fee) shall not apply in the case of a prepayment resulting from a sale or total loss of the Ship in accordance with, and pursuant to Clause 7.5 (Mandatory prepayment on sale or Total Loss) or in the case of prepayment made pursuant to Clause 7.1 (Illegality) or pursuant to Clause 7.2 (Change of control) or in case of prepayment made pursuant to Clause 10.4 (Cost of Funds) or pursuant to Clause 13.3 (Payment of Increased Costs) or Clause 23.2 (Provision of additional security; prepayment).
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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify an Obligor on becoming so aware in respect of a payment payable to the Lender.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3 Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.
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(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above promptly notify the Obligors of the event which will give, or has given, rise to the claim.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other
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consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(c)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).
(d)	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.
12.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
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(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
12.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.
13	INCREASED COSTS
13.1	Increased costs
(a)	Subject to Clause 13.4 (Exceptions), the Borrower shall, within ten Business Days of the Lender’s notification made pursuant to and in accordance with Clauses 13.2 (Increased cost claims) and 13.3 (Payment of increased costs) or, at the lapse of the Increased Costs Negotiation Period, as the case may be, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(b)	In this Agreement:
(i)	“Basel III” means:
(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
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(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
(ii)	“CRD IV” means:
(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876;
(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and
(C)	any other law or regulation which implements Basel III.
(iii)	“Increased Costs” means:
(A)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrower of the event giving rise to the claim.

13.3	Payment of increased costs
(a)	The Borrower shall pay to the Lender, within ten Business Days of the Lender’s notification as per Clause 13.2 (Increased cost claims) above, the amounts which the Lender from time to time specifies as necessary to compensate itself for the Increased Costs at the end of the Increased Costs Negotiation Period.
(b)	Notwithstanding paragraph (a) above, the Borrower may, by serving a notice (“Borrower’s Relevant Notice”) to the Lender within three Business Days of the Lender’s notification pursuant to paragraph (a) of this Clause 13.3 (Payment of increased costs) (“Relevant Period”), request they enter into negotiations with the Lender on the amount of Increased Costs, for a
37

period of not more than 30 days starting with the date of the Borrower’s Relevant Notice (the “Increased Costs Negotiation Period”) with a view to mutually agreeing the final amount of the Increased Costs to be paid by the Borrower Provided that such Borrower’s Relevant Notice may only be served within the Relevant Period;

(c)	If a final amount of the Increased Costs is not mutually agreed between the Lender and the Borrower within the Increased Costs Negotiation Period, the Borrower shall give the Lender not less than ten Business Days’ notice of their intention to prepay the Loan at the end of an Interest Period.
(d)	The provisions of Clause 7.6 (Restrictions) shall apply to any prepayment made pursuant to this Clause 13.3 (Payment of increased costs) and for the avoidance of doubt paragraph (b) of Clause 7.6 (Restrictions) in particular shall apply.
13.4	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or
(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
14	OTHER INDEMNITIES
14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
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14.2	Other indemnities
(a)	Each Obligor shall, within three Business Days of demand indemnify the Lender and any Receiver or Delegate (if applicable) against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;
(iii)	funding, or making arrangements to fund, the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);
(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
(v)	investigating any event which it reasonably believes is a Default; and
(vi)	acting or relying on any notice, request or instruction provided under or in connection with any of the Finance Documents which it reasonably believes to be genuine, correct and appropriately authorised; or
(vii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and
(viii)	any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender’s gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 28.8 (Disruption to Payment Systems etc.) notwithstanding the Lender’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.
(b)	Each Obligor shall, within three Business Days of demand, indemnify the Lender, each Affiliate of the Lender and any Receiver or Delegate (if applicable) and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.
(c)	No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.
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(d)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:
(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(ii)	in connection with any Environmental Claim.
14.3	Indemnity to the lender

Each Obligor shall, within three Business Days of demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(a)	in relation to or as a result of:
(i)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);
(ii)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;
(iii)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
(iv)	any default by any Transaction Obligor or any Approved Manager in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(v)	any action by any Transaction Obligor or any Approved Manager which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and
(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.
(b)	Acting as Lender, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).
(c)	Any Affiliate or Receiver or Delegate or any officer or employee of the Lender or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
15	MITIGATION BY THE LENDER
15.1	Mitigation
(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) including (but not limited to) assigning its rights
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or transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor or Approved Manager under the Finance Documents.
15.2	Limitation of liability
(a)	Each Obligor shall, within three Business Days of demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:
(i)	a Default has occurred and is continuing; or
(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
16	COSTS AND EXPENSES
16.1	Transaction expenses

The Obligors shall, within 15 days of demand, pay the Lender the amount of all costs and expenses (including legal fees but excluding any costs and expenses incurred in connection with Clause 25 (Changes to the Lender)) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 28.6 (Change of currency) or to address the fact that the Screen Rate is not or is likely not to be available for dollars; or
(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, within 15 days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement, including the payment of a non-refundable fixed fee of $1,000 per amendment.

16.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any

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proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

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SECTION 7

GUARANTEE

17	GUARANTEE AND INDEMNITY
17.1	Guarantee and indemnity

The Parent Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all its obligations under the Finance Documents;
(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Parent Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and
(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand by the Lender against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Parent Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.
17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;
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(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Immediate recourse

The Parent Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent Guarantor shall not be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from the Parent Guarantor or on account of the Parent Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).
17.7	Deferral of Parent Guarantor’s rights

All rights which the Parent Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs,

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the Parent Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by a Transaction Obligor;
(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor’s obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;
(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Parent Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);
(e)	to exercise any right of set-off against any Transaction Obligor; and/or
(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Parent Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Parent Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Parent Guarantor’s rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Parent Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18	REPRESENTATIONS
18.1	General

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations) to the Lender on the date of this Agreement.

18.2	Status
(a)	It is, in the case of the Borrower, a limited liability company duly formed or, in the case of the Parent Guarantor, a corporation duly incorporated, and validly existing and in good standing under the law of its Original Jurisdiction.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
18.3	Share capital, membership interests and ownership
(a)	The aggregate number of limited liability company interests that the Borrower is authorised to issue is 500 LLC Shares (as such term is defined in the Amended and Restated Limited Liability Company Agreement dated October 14, 2020 of the Borrower) all of which (being 100 per cent. of its limited liability company interests) have been issued to the Member.
(b)	In the case of the Parent Guarantor the aggregate number of common stock shares that it is authorised to issue is 249,000,000 common stock shares, each with a par value $0.01, consisting of:
(i)	214,000,000 Class A common stock shares, with a par value of $0.01 per share, of which 36,283,468 shares are issued and outstanding;
(ii)	20,000,000 Class B common stock shares, with a par value of $0.01 per share, none of which are issued and outstanding; and
(iii)	15,000,000 Class C common stock shares, with a par value of $0.01 per share, none of which are issued and outstanding.
(c)	The aggregate number of shares that the Member is authorised to issue is 1,000 registered and/or bearer shares with a par value of one United States cent ($0.01) per share, all of which (being 100 per cent. of its shares) have been issued to GSL Holdings Inc., of the Marshall Islands being a wholly owned subsidiary of the Parent Guarantor.
(d)	The legal title to and beneficial interest in the limited liability company interests in the Borrower is held by the Member free of any Security (other than Permitted Security) or any other claim.
(e)	None of the limited liability company interests in the Borrower is subject to any option to purchase, pre-emption rights or similar rights.
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18.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document and each Charter to which it is a party are legal, valid, binding and enforceable obligations.

18.5	Validity, effectiveness and ranking of Security
(a)	Each Finance Document to which it and an Approved Manager is a party does now or, as the case may be, will upon execution and delivery create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.
(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.
(c)	The Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.
(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.
18.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document and each Charter to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any other Transaction Obligor or an Approved Manager or any of its assets of any other Transaction Obligor’s or an Approved Manager’s assets or constitute a default or termination event (however described) under any such agreement or instrument.
18.7	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:
(i)	its entry into, performance and delivery of, each Transaction Document and each Charter to which it is or will be a party and the transactions contemplated by those Transaction Documents, or, as the case may be, that Charter; and
(ii)	in the case of the Borrower, its registration of the Ship under the Approved Flag.
(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents and the Charter (or any of them) to which it is a party.
18.8	Validity and admissibility in evidence

All Authorisations required or desirable:

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(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and
(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

18.9	Governing law and enforcement
(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.
(b)	Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.
18.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.8 (Insolvency proceedings); or
(b)	creditors’ process described in Clause 24.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to any other Transaction Obligor or, to the best of its knowledge, any Approved Manager; and none of the circumstances described in Clause 24.7 (Insolvency) applies to any other Transaction Obligor or, to the best of its knowledge, any Approved Manager.

18.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents.

18.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

18.13	No default
(a)	No Event of Default and, on the date of this Agreement and on the Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it
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(or, in the case of the Parent Guarantor, on any of its Subsidiaries) or to which (or, in the case of the Parent Guarantor, any of its Subsidiaries) assets are subject which might have a Material Adverse Effect.

18.14	No misleading information
(a)	Any factual information provided by any Transaction Obligor or an Approved Manager for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.
18.15	Financial Statements
(a)	In the case of the Parent Guarantor:
(i)	Its Original Financial Statements were prepared in accordance with GAAP or IFRS (at the Parent Guarantor’s option) consistently applied unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.
(ii)	Its Original Financial Statements fairly present its financial conditions as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Parent Guarantor).
(b)	In the case of each Obligor:
(i)	There has been no material adverse change in assets, business or financial condition since 31 December 2020.
(ii)	Its most recent financial statements delivered pursuant to Clause 19.2 (Financial statements):
(A)	have been prepared, in the case of the Parent Guarantor, in accordance with Clause 19.3 (Requirements as to financial statements); and
(B)	fairly present its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Parent Guarantor).
(c)	Since the date of the most recent financial statements delivered pursuant to Clause 19.2 (Financial statements) there has been no material adverse change in its or any Transaction Obligor’s business, assets or financial condition.
18.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

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18.17	No proceedings pending or threatened
(a)	No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency have which, if adversely determined, might reasonably be expected to have a Material Adverse Effect (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor.
(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor.
18.18	Valuations
(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.
(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.
(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.
18.19	No breach of laws

It has not and, to the best of its knowledge and belief, no other member of the Group has breached any law or regulation applicable to it which breach has a Material Adverse Effect.

18.20	No Charter

The Ship is not subject to any Charter other than a Permitted Charter.

18.21	Compliance with Environmental Laws

In respect of the ownership, operation and management of the Ship all Environmental Laws and the terms of all Environmental Approvals have been complied with and, in respect of the business of each other Transaction Obligor (as now conducted and as reasonably anticipated to be conducted in the future), no Obligor has any knowledge or belief that any Environmental Law or Environmental Approval has not been complied with.

18.22	No Environmental Claim

No Environmental Claim has been made or threatened against any other Transaction Obligor or the Ship.

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18.23	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

18.24	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Technical Manager and the Ship have been complied with.

18.25	Taxes paid
(a)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax and it has no knowledge that any other Transaction Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax unless and only to the extent that (i) such payment is being contested in good faith and (ii) adequate reserves are being maintained for those Taxes and the costs required to contest them.
(b)	No claims or investigations are being made, or are reasonably likely to be, or conducted against it with respect to Taxes and it has no knowledge that claims or investigations in respect of Taxes are being made or conducted against any other Transaction Obligor.
18.26	Financial Indebtedness

The Borrower does not have any Financial Indebtedness outstanding other:

(a)	Permitted Financial Indebtedness; or
(b)	any guarantee or indemnity issued in the ordinary course of its business of operating, trading and chartering the Ship owned by it.
18.27	Overseas companies

No other Transaction Obligor nor any Approved Manager has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

18.28	Good title to assets

It and each other Transaction Obligor and each Approved Manager have good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.29	Ownership
(a)	On the Utilisation Date, the Borrower will be the sole legal and beneficial owner of the Ship, its Earnings and its Insurances.
(b)	With effect on and from the date of its creation or intended creation, each Transaction Obligor and each Approved Manager will be the sole legal and beneficial owner of any asset that is the
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subject of any Transaction Security created or intended to be created by such Transaction Obligor or such Approved Manager.

(c)	The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the limited liability company interests of the Borrower on creation or enforcement of the security conferred by the Security Documents.
18.30	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast)(the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

18.31	Place of business

No Transaction Obligor has a place of business in any country other than Greece.

18.32	No employee or pension arrangements

No Transaction Obligor has any employees or any liabilities under any pension scheme.

18.33	Sanctions
(a)	No Transaction Obligor or Approved Manager:
(i)	is a Prohibited Person;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;
(iii)	owns or controls a Prohibited Person; or
(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee.
(b)	No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
18.34	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

18.35	Anti-corruption law

Each Obligor and each Affiliate of any of them has conducted its respective business in compliance with applicable anti-corruption laws and has instituted and maintained procedures designed to promote and achieve compliance with such laws, and to the best knowledge and belief of each Obligor, each member of the Group and each Affiliate of any of them has conducted its respective business in compliance with applicable anti-corruption laws and has instituted and maintained procedures designed to promote and achieve compliance with such laws.

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18.36	Completeness of documents

The copies of any Transaction Documents and any Charter and any other relevant documents provided or to be provided by the Borrower to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those documents and there are no commission, rebates, premiums or other payments due or to become due in connection with the subject matter of those documents other than as disclosed to, and approved in writing by, the Lender.

18.37	Money Laundering

Any borrowing by the Borrower under this Agreement, and the performance of its obligations under the Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive 2015/849/EC of the European Parliament and of the Council of the European Communities.

18.38	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period.

19	INFORMATION UNDERTAKINGS
19.1	General

The undertakings in this Clause 19 (Information Undertakings) remain in force throughout the Security Period unless the Lender, may otherwise permit.

19.2	Financial statements
(a)	The Parent Guarantor shall supply to the Lender:
(i)	as soon as they become available, but in any event within 180 days after the end of each of the Parent Guarantor’s financial years, its consolidated audited annual financial statements for that financial year as presented in the Parent Guarantor’s 20-F filing; and
(ii)	as soon as the same become available, but in any event within 90 days after the end of each six-month period of each of its respective financial years, its consolidated semiannual unaudited financial statements for that financial half-year as presented in the Parent Guarantor’s 6K filing.
(b)	The Borrower shall supply to the Lender management accounts in a format approved by the Lender which show the results of the operation of the Ship during the preceding financial half year.
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19.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Parent Guarantor pursuant to Clause 19.2 (Financial statements) shall fairly represent its financial condition and operations as at the date at which those financial statements were drawn up.
(b)	The Obligors shall procure that each set of financial statements of the Parent Guarantor delivered pursuant to Clause 19.2 (Financial statements) is prepared using GAAP.
19.4	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor (and in the case if paragraphs (b), (c), (d), sub-paragraph (i), (ii) and (iii) of paragraph (e) and (f) below, any Approved Manager and in the case of paragraphs (b) and (c) and sub-paragraph (iv) of paragraph (e) below, the Parent Guarantor) shall supply to the Lender:

(a)	as soon as practically possible after the Lender’s request, all material documents dispatched by it to its shareholders (or any class of them) in their capacity as shareholders or its creditors which are not considered of a confidential nature;
(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any other Transaction Obligor, and which might, if adversely determined, have a Material Adverse Effect;
(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which might have a Material Adverse Effect;
(d)	promptly, its constitutional documents where these have been amended or varied;
(e)	promptly, such further information and/or documents regarding:
(i)	the Ship, goods transported on the Ship, the Earnings and the Insurances;
(ii)	the Security Assets which are subject of the Transaction Security created under the Security Documents to which it is a party;
(iii)	compliance of the Transaction Obligors and the Approved Managers with the terms of the Finance Documents;
(iv)	the financial condition, business and operations of any other Transaction Obligor, as the Lender may reasonably request; and
(f)	promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.
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19.5	Notification of Default
(a)	Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by its senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.6	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement; or
(c)	a proposed assignment or transfer by the Lender of any of its rights under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender in order for the Lender or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	GENERAL UNDERTAKINGS
20.1	General

The undertakings in this Clause 20 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit (and in respect of Clauses 20.16 (Financial Indebtedness) and paragraph (b) of Clause 20.20 (Other transactions) such permission not to be unreasonably withheld or delayed).

20.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will (where applicable) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Lender of,
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any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of the Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction and in the state of the Approved Flag at any time of the Ship of any Transaction Document to which it is a party; and
(iii)	own and operate the Ship (in the case of the Borrower).
20.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

20.4	Environmental compliance

Each Obligor shall, and shall (i) ensure that each other Transaction Obligor and (ii) use its best efforts and have appropriate controls in place to procure each Approved Manager, will:

(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will use its best efforts to, promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any Transaction Obligor or any Approved Manager which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Transaction Obligor or any Approved Manager,

where the claim, if determined against that Transaction Obligor or any Approved Manager, has a Material Adverse Effect.

20.6	Anti-corruption law
(a)	Each Obligor shall not directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
(b)	Each Obligor shall:
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(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain procedures designed to promote and achieve compliance with such laws.
20.7	Taxation
(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them and, in relation to the Parent Guarantor, both have been disclosed in its latest financial statements delivered to the Lender under Clause 19.2 (Financial statements) to the extent that such disclosure is required by NYSE/SEC rules or requirements; and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have a Material Adverse Effect.
(b)	No Obligor shall, and the Parent Guarantor shall procure that no other Transaction Obligor will, change its residence for Tax purposes.
20.8	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

20.9	No change to centre of main interests

No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 18.30 (Centre of main interests and establishments) and it will create no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

20.10	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.11	Title
(a)	The Borrower shall hold legal title to, and own the entire beneficial interest in the Ship, its Earnings and its Insurances (except where a third party may be named as co-assured).
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(b)	With effect on and from its creation or intended creation, any other assets which are the subject of any Transaction Security created or intended to be created by the Borrower.
(c)	The Parent Guarantor shall hold the legal title to, and own the entire beneficial interest in with effect on and from its creation or intended creation, any assets which are the subject of any Transaction Security created or intended to be created by the Parent Guarantor.
(d)	The Borrower shall remain a wholly owned Subsidiary of the Parent Guarantor at all times.
20.12	Negative pledge
(a)	Neither the Borrower or the Member shall create or permit to subsist any Security over any of its assets which are the subject of the Security created or intended to be created by the Finance Documents.
(b)	The Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.
20.13	Disposals
(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation the Ship, its Earnings or its Insurances) except for a sale of the Ship with respect to which a mandatory prepayment pursuant to the provisions of Clauses 7.5 (Mandatory prepayment on sale or Total Loss) and 7.6 (Restrictions) is made and provided any other terms of this Agreement are complied with.
(b)	Paragraph (a) above does not apply to any Charter as all Charters are subject to Clause 22.16 (Restrictions on chartering, appointment of managers etc.).
20.14	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction Provided that in the case of the Parent Guarantor such amalgamation, demerger, merger, consolidation or corporate reconstruction is permitted without restrictions so long as (i) the Parent Guarantor remains the surviving entity of any such process, (ii) no Default has occurred at the relevant time or would be triggered as a result of such process and

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(iii) the process of any such further amalgamation, demerger, merger, consolidation or corporate reconstruction does not have a Material Adverse Effect.

20.15	Change of business
(a)	The Parent Guarantor shall procure that no substantial change is made to the general nature of the business of the Parent Guarantor from that carried on at the date of this Agreement.
(b)	The Borrower shall not engage in any business other than the ownership and operation of the Ship.
20.16	Financial Indebtedness

The Borrower shall not incur or permit to be outstanding any Financial Indebtedness of the Borrower except:

(a)	Permitted Financial Indebtedness; or
(b)	any guarantee or indemnity issued in the ordinary course of its business of operating, trading and chartering its Ship.
20.17	Expenditure

The Borrower shall not incur any expenditure, except for expenditure or trade debt reasonably incurred in the ordinary course of owning, operating, chartering, maintaining and repairing the Ship.

20.18	Share capital

The Borrower shall not:

(a)	purchase, cancel or redeem any of its limited liability company interests;
(b)	increase or reduce its authorised limited liability company interests;
(c)	issue any further limited liability company interests except to the Member or the Parent Guarantor and provided such limited liability company interests are made subject to the terms of the LLC Interests Security immediately upon the issue of such limited liability company interests in a manner satisfactory to the Lender and the terms of the LLC Interests Security are complied with;
(d)	appoint any further officer of the Borrower (unless the provisions of the LLC Interests Security are complied with).
20.19	Dividends

The Borrower shall be entitled to make or pay any dividend or other distribution having similar effect (in cash or in kind) in respect of its limited liability company interests Provided that neither an Event of Default has occurred which is continuing nor the making or payment of such dividend or distribution would result in the occurrence of an Event of Default.

20.20	Other transactions

The Borrower shall not:

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(a)	be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor and where such loan or form of credit is Permitted Financial Indebtedness;
(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents or any guarantee or indemnity issued in the ordinary course of its business of operating, trading and chartering the Ship owned by it;

(c)       enter into any material agreement other than:

(i)	the Transaction Documents, the Management Agreements and the Permitted Charters;
(ii)	any other agreement expressly allowed under any other term of this Agreement or in the ordinary course of the Borrower’s business of operating, trading and chartering the Ship owned by it; and
(d)	enter into any transaction on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length; or
(e)	acquire any equity interests or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.
20.21	No substantial liabilities

Without prejudice to the Borrower’s other obligations under this Clause 20 (General Undertakings), except for any Permitted Financial Indebtedness and as otherwise provided by this Agreement, the Borrower shall not incur any liability to any third party which is in the Lender’s opinion of a substantial nature.

20.22	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, (and the Parent Guarantor shall procure that no other member of the Group or any Approved Manager will) do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents or, in the case of an Approved Manager, any of its obligations under the Transaction Documents to which it is party;
(b)	cause any obligation of a Transaction Obligor under the Transaction Documents, or in the case of an Approved Manager, under the Transaction Documents to which it is party to cease to be legal, valid, binding or enforceable;
(c)	cause any Transaction Document to cease to be in full force and effect;
(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and
(e)	imperil or jeopardise the Transaction Security.
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20.23	Further assurance
(a)	Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):
(i)	to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents to which such Transaction Obligor or such Approved Manager is a party (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of any of the Lender or any Receiver or Delegate (as applicable) provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;
(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or
(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.
(b)	Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.
(c)	At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor or any Approved Manager pursuant to this Clause 20.23 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor or such Approved Manager will deliver, to the Lender a certificate signed by one of that Obligor’s or Transaction Obligor’s or Approved Manager’s directors or officers or member, as applicable, which shall:
(i)	set out the text of a resolution of that Obligor’s or Transaction Obligor’s or Approved Manager’s directors or member, as applicable, specifically authorising the execution of the document specified by the Lender; and
(ii)	state that either the resolution was duly passed at a meeting of the directors or member, as applicable, validly convened and held, throughout which a quorum of directors or members entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or members and is valid under that
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Obligor’s or Transaction Obligor’s or Approved Manager’s articles of incorporation, limited liability company agreement or other constitutional documents.

20.24	Change of listing

The shares of the Parent Guarantor shall continue to be listed on an exchange registered with the New York Stock Exchange.

21	INSURANCE UNDERTAKINGS
21.1	General

The undertakings in this Clause 21 (Insurance Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit.

21.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks (including, without limitation, protection and indemnity war risks, piracy and terrorism);
(c)	protection and indemnity risks (including, without limitation, freight demurrage and defence cover); and
(d)	any other risks, excluding loss of hire unless it is obtained and maintained by Borrower at any relevant time, against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for the Borrower to insure and which are specified by the Lender by notice to the Borrower.

21.3 Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)	an amount which equals at least 120 per cent. of the Loan; and
(ii)	the Market Value of the Ship;
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club as per International Group of Protection & Indemnity;
(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Ship;
(e)	on approved terms; and
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(f)	through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.
21.4	Further protections for the Lender

In addition to the terms set out in Clause 21.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named insured unless the interest of every other named insured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and
(f)	provide that the Lender may make proof of loss if the Borrower fails to do so.

21.5 Renewal of obligatory insurances

The Borrower shall:

(a)	at least 7 days before the expiry of any obligatory insurance:
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(i)	notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Lender’s approval to the matters referred to in sub-paragraph (i) above;
(b)	at least seven days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and
(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.
21.6	Copies of policies; letters of undertaking

The Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and
(b)	a letter or letters or undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:
(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 21.4 (Further protections for the Lender);
(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;
(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(iv)	they will, if they have not received notice of renewal instructions from the Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;
(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;
(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and
(vii)	they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.
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21.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provide the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Lender; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
21.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.

21.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

21.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are issued as soon as practicable and remain in full force and effect.

21.11	Compliance with terms of insurances
(a)	The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.
(b)	Without limiting paragraph (a) above, the Borrower shall:
(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 21.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;
(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;
(iii)	make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
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(iv)	not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
21.12	Alteration to terms of insurances

The Borrower shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

21.13	Settlement of claims

The Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and
(b)	do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
21.14	Provision of copies of communications

The Borrower shall provide the Lender, upon the Lender’s request, with copies of all written communications between the Borrower and:

(a)	the Approved Brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
21.15	Provision of information

The Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 21.16 (Mortgagee’s interest and additional perils) or dealing with or considering any matters relating to any such insurances,
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and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

21.16	Mortgagee’s interest and additional perils
(a)	The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance and a mortgagee’s interest additional perils insurance in such amounts (but not less than 120 per cent. of the Loan in respect of mortgagee’s interest marine insurance and 120 per cent. of the Loan in respect of mortgagee’s interest additional perils insurance), on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.
(b)	The Borrower shall within 15 days of demand fully indemnify the Lender once annually during the Security Period in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.
22	SHIP UNDERTAKINGS
22.1	General

The undertakings in this Clause 22 (Ship Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit in writing (and in the case of Clauses 22.2 (Ship’s name and registration), 22.3 (Repair and classification), 22.5 (Modifications), 22.6 (Removal and installation of parts) and 22.16 (Restrictions on chartering, appointment of managers etc.) such permission not to be unreasonably withheld or delayed).

22.2	Ship’s name and registration

The Borrower shall:

(a)	keep the Ship registered in its name under the Approved Flag from time to time at its port of registration;
(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;
(c)	not enter into any dual flagging arrangement in respect of the Ship; and
(d)	not change the name of the Ship,

provided that any change of flag of the Ship shall be subject to:

(i)	the Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage and, if applicable, the related Deed of Covenant and on such other terms and in such other form as the Lender shall approve or require; and
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(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.
22.3	Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and
(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions.
22.4	Classification society undertaking

If required by the Lender in writing the Borrower shall instruct the Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship;
(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the Approved Classification Society and to take copies of them;
(c)	to notify the Lender immediately in writing if the Approved Classification Society:
(i)	receives notification from the Borrower or any person that the Ship’s Approved Classification Society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Borrower or the Ship’s membership of the Approved Classification Society;
(d)	following receipt of a written request from the Lender:
(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or
(ii)	to confirm that the Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.
22.5	Modifications

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of the Ship or materially reduce its value; scrubber retrofitting will not be considered a material modification to the Ship.

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22.6	Removal and installation of parts
(a)	Subject to paragraph (b) below, the Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless:
(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;
(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and
(iii)	the replacement part or item becomes, on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage and, if applicable, the related Deed of Covenant.
(b)	The Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
22.7	Surveys

The Borrower shall submit the Ship regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.

22.8	Inspection
(a)	The Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times and on a best endeavour basis to not interfere with the Ship’s trading schedule, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.
(b)	Unless an Event of Default has occurred and is continuing, the Borrower shall bear the costs of one inspection per year under this Clause 22.8 (Inspection).
22.9	Prevention of and release from arrest
(a)	The Borrower shall promptly discharge:
(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, its Earnings or its Insurances;
(ii)	all Taxes, dues and other amounts charged in respect of the Ship, its Earnings or its Insurances; and
(iii)	all other outgoings whatsoever in respect of the Ship, its Earnings or its Insurances.
(b)	The Borrower shall, immediately upon receiving notice of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.
22.10	Compliance with laws etc.

The Borrower shall:

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(a)	comply, or procure compliance with all laws or regulations:
(i)	relating to its business generally; and
(ii)	relating to the Ship, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and
(c)	without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions (or which would be contrary to Sanctions if Sanctions were binding on each Transaction Obligor or each Approved Manager.
22.11	ISPS Code

Without limiting paragraph (a) of Clause 22.10 (Compliance with laws etc.), the Borrower shall:

(a)	procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain an ISSC for the Ship; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
22.12	Sanctions and Ship trading

Without limiting Clause 22.10 (Compliance with laws etc.), the Borrower shall procure:

(a)	that the Ship shall not be used by or for the benefit of a Prohibited Person;
(b)	that the Ship shall not be used in trading in any manner contrary to Sanctions (including without limitation, entering or trading in a zone situated within a country, area or region that is subject to Sanctions) (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor or each Approved Manager) Provided that if an Emergency Event occurs and for so long as that Emergency Event continues, the relevant Ship may enter into such a zone, area or region that is subject to Sanctions only for the purpose of avoiding or dealing with such Emergency Event Provided further that the Obligors shall use best endeavours to ensure that the entry of the Ship into such zone, area or region shall not affect the validity of the obligatory insurances and such entry into such zone, area or region shall be promptly notified to the Ship’s insurers, as may be required, and the Lender and shall further provide the Lender with any information which it requests. For the avoidance of doubt, the Ship, for so long as it remains at that zone or area, shall not, in any way, trade within that country, area or region which is subject to Sanctions;
(c)	and the Borrower shall ensure that the Ship departs such zone or area immediately after the Emergency Event is no longer relevant to the Ship;
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(d)	that the Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and
(e)	(and for the purposes of this sub-paragraph the Borrower shall use its best endeavours to procure) that each charterparty in respect of the Ship shall contain, for the benefit of the Borrower, language which gives effect to the provisions of paragraph (c) of Clause 22.10 (Compliance with laws etc.) as regards Sanctions and of this Clause 22.12 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Transaction Obligor or each Approved Manager).
22.13	Trading in war zones or excluded areas

In the event of hostilities in any part of the world (whether war is declared or not), the Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:

(a)	the prior written consent of the underwriters of the Ship has been given; and
(b)	the Borrower has (at its expense) effected any special, additional or modified insurance cover (to the extent not covered by the Ship’s war risks insurances) which the underwriters of the Ship may require.
22.14	Provision of information

Without prejudice to Clause 19.4 (Information: miscellaneous) the Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to its master and crew;
(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made by it in respect of the Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager’s compliance and the compliance of the Ship with the ISM Code and the ISPS Code,

and, upon the Lender’s request, promptly provide copies of any current Charter relating to the Ship, of any current guarantee of any such Charter, the Ship’s Safety Management Certificate and any relevant Document of Compliance.

22.15	Notification of certain events

The Borrower shall immediately and, in the case of paragraph (a) below, once the Borrower becomes aware of such casualty, notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty to the Ship which is or is reasonably likely to be or to become a Major Casualty;
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(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any requirement or recommendation made in relation to the Ship by any insurer or classification society or by any competent authority;
(e)	any arrest or detention of the Ship, other than a detention which does not exceed one day, or any exercise or purported exercise of any lien on the Ship or its Earnings;
(f)	any intended dry docking of the Ship;
(g)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(h)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with the Ship; or
(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to the Borrower’s, any such Approved Manager’s or any other person’s response to any of those events or matters.

22.16	Restrictions on chartering, appointment of managers etc. The Borrower shall not:
(a)	let the Ship on demise charter for any period;
(b)	enter into any time, voyage or consecutive voyage charter in respect of the Ship other than a Permitted Charter;
(c)	materially amend, supplement or terminate a Management Agreement (material amendments shall include, without limitation, any amendments to the management fees resulting in an increase to such fees in excess of 5% per annum, duration of the management agreement or terms permitting the termination of such Management Agreement;
(d)	appoint a manager of the Ship other than the Approved Commercial Manager and the Approved Technical Manager or agree to any alteration to the terms of an Approved Manager’s appointment;
(e)	de activate or lay up the Ship; or
(f)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.
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22.17	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.

22.18	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than for the purposes of this Agreement.

22.19	Charterparty Assignment

If the Borrower enters into any Assignable Charter, the Borrower shall promptly after the date of entry into of such Assignable Charter:

(a)	if such Assignable Charter is a time charterparty, enter into a Charterparty Assignment and the assignment contemplated thereunder shall be notified to the relevant charterer and any charter guarantor, and the Borrower shall use its best efforts to procure that such charterer and such charter guarantor acknowledges such assignment in accordance with the terms of such Charterparty Assignment; and
(b)	if such Assignable Charter is a bareboat charter, enter into a Charterparty Assignment and the assignment contemplated thereunder shall be notified to the relevant charterer and any charter guarantor, and the Borrower shall use its best efforts to procure that the relevant charterer or any charter guarantor acknowledges such assignment in accordance with the terms of such Charterparty Assignment, and the Borrower shall procure that the relevant charterer executes in favour of the Lender an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by the Borrower or by the relevant charterer and a customary letter of undertaking in favour of the Lender whereby (inter alia) the interests of that charterer under the Charter are subordinated to the interests of the Lender under the Finance Documents, and shall additionally deliver to the Lender such other documents equivalent to those referred to at paragraphs 1.1, 1.2, 1.3, 1.4, 4, 5.1 and 5.2 of Part A and paragraph 2.5 of Part B of Schedule 2 (Conditions Precedent and Subsequent) as the Lender may require from the Borrower in connection with such Charterparty Assignment.

22.20	Notification of compliance

The Borrower shall promptly provide the Lender, upon the Lender’s written request, from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 22 (Ship Undertakings).

23	SECURITY COVER
23.1	Minimum required security cover

Clause 23.2 (Provision of additional security; prepayment) applies if the Lender notifies the Borrower that the Security Cover Ratio is below the applicable Required Security Cover Ratio.

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23.2	Provision of additional security; prepayment
(a)	If the Lender serves a notice on the Borrower under Clause 23.1 (Minimum required security cover), the Borrower shall, on or before the date falling one Month (the “Prepayment Date”) on which the Lender’s notice is served, prepay such part of the Loan as shall eliminate the shortfall.
(b)	The Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security, including cash deposits pledged in favour of the Lender which, in the reasonable opinion of the Lender:
(i)	has a net realisable value at least equal to the shortfall; and
(ii)	is documented in such terms as the Lender may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

23.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 23.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Market Value of the vessel concerned.

23.4	Valuations binding

Any valuation under this Clause 23 (Security Cover), always subject to Borrower’s right under paragraph (b) of Clause 23.7, shall be binding and conclusive as regards the Borrower.

23.5	Provision of information
(a)	The Borrower shall promptly provide the Lender and any Approved Valuer acting under this Clause 23 (Security Cover) with any information which the Lender or the Approved Valuer may request for the purposes of the valuation.
(b)	If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Valuer or the Lender considers prudent.
23.6	Prepayment mechanism

Any prepayment pursuant to Clause 23.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.4 (Voluntary prepayment of Loan); for the avoidance of doubt, there shall be no requirement for a minimum prepayment amount of $500,000 or any prior notice to be provided in the case of prepayment pursuant to Clause 23.2 (Provision of additional security; prepayment).

23.7	Provision of valuations
(a)	The Borrower shall provide the Lender with a valuation of the Ship and any other vessel over which additional Security has been created in accordance with Clause 23.2 (Provision of additional security; prepayment), from an Approved Valuer, selected by the Lender, addressed
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to the Lender, to enable the Lender to determine the Market Value of the Ship on two occasions in each year on 30 June and 31 December.

(b)	The Borrower may also nominate another Approved Valuer to provide a second valuation addressed to the Lender, appointed by the Borrower, in which case the Market Value will be that shown by taking the arithmetic average of such two valuations.
23.8	Release of additional security

In the event that the Borrower has provided additional security in accordance with paragraph (b) of Clause 23.2 and the Security Cover Ratio is at least equal to the Required Security Cover Ratio for a period of at least 3 months after providing such additional security, the Lender, after receiving a notice from the Borrower to do so, will release any such additional security specified by the Borrower provided that (i) the Security Cover Ratio (without taking into account of the additional security whose release the Borrower is requesting pursuant to this Clause 23.8 (Release of additional security)) shall continue to be at least the Required Security Cover Ratio following such release, (ii) at such time no Event Default has occurred and is continuing or will result from such release and (iii) the Lender is indemnified to its satisfaction for the cost relating to such release.

24	EVENTS OF DEFAULT
24.1	General

Each of the events or circumstances set out in this Clause 24 (Events of Default) is an Event of Default except for Clause 24.18 (Acceleration) and Clause 24.19 (Enforcement of security).

24.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by an administrative or technical error or a Disruption Event, but the payment is made within 3 Business Days of its due date or, if earlier, the date when the Disruption Event ceased to be continuing or the error was rectified.

24.3	Specific obligations

A breach occurs of Clause 4.5 (Waiver of conditions precedent), Clause 20.6 (Anti-corruption law), Clause 20.11 (Title), Clause 20.12 (Negative pledge), Clause 20.21 (No substantial liabilities), Clause 20.22 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 21.2 (Maintenance of obligatory insurances), Clause 21.3 (Terms of obligatory insurances), Clause 21.5 (Renewal of obligatory insurances) or, save to the extent such breach is a failure to pay and therefore subject to Clause 24.2 (Non-payment), Clause 23 (Security Cover).

24.4	Other obligations
(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.2 (Non-payment) and Clause 24.3 (Specific obligations)) or, in the case of an Approved Manager, with any provision of the Finance Documents to which it is party.
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24.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents (or in the case of an Approved Manager in the Finance Documents to which it is a party) or any other document delivered by or on behalf of any Transaction Obligor or any Approved Manager under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless such misrepresentation or statement is, or is deemed to have been, unintentionally made and is rectified within 5 Business Days of the making of such representation or statement.

24.6	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of any such Transaction Obligor as a result of an event of default (however described) unless, in the case of the Parent Guarantor, the Lender is satisfied, in its sole discretion, that such cancellation or suspension will not have any negative impact on the ability of the Parent Guarantor to satisfy its debts as they fall due.
(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	No Event of Default will occur under this Clause 24.6 (Cross Default) in respect of a Transaction Obligor other than the Borrower if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (d) above, is less than $5,000,000 (or its equivalent in any other currency).
(f)	No Event of Default will occur under this Clause 24.6 (Cross default) in relation to the Parent Guarantor if the event(s) of default (however described) giving rise to the circumstances described in paragraphs (a) to (d) above is capable of remedy and is remedied within 30 days of such event.
24.7	Insolvency
(a)	A Transaction Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts.

Provided however that should a Transaction Obligor, for any reason, including without limitation, any actual or anticipated financial difficulties, commence negotiations with one or more of its creditors (including the Lender in its capacity as such), with prior written notice to the Lender, with a view to rescheduling, deferring, re-organizing or suspending any of its indebtedness, the negotiations themselves or the entering, as a result of such negotiations,

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into any agreement or contract with one or more of its creditors (including the Lender) shall not constitute an Event of Default under the provisions of this Agreement.

(b)	The value of the assets of any Transaction Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared (and, if applicable registered with appropriate authorities) in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
24.8	Insolvency proceedings
(a)	Any corporate action, similar legal proceedings or other similar legal procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;
(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;
(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or
(iv)	enforcement of any Security over any assets of any Transaction Obligor, or any analogous procedure or step is taken in any jurisdiction.
(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.
24.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Transaction Obligor (other than an arrest or detention of the Ship referred to in Clause 24.13 (Arrest)) and is not discharged within 30 days (or such longer period the Lender may reasonably agree to)).

24.10	Unlawfulness, invalidity and ranking
(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents (or, in the case of any Approved Manager, under the Finance Documents to which it is party).
(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable (or, in the case of any Approved Manager, under the Finance Documents to which it is party).
(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.
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(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.
24.11	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

24.12	Cessation of business
(a)	Any Transaction Obligor or any Approved Manager suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and in the case of an Approved Manager or a Transaction Obligor such cessation has a Material Adverse Effect.
(b)	No Event of Default will be triggered under this Clause 24.12 (Cessation of business), if any such suspension or cessation occurs in relation to an Approved Manager and the Obligors procure that within 14 days of such suspension or cessation:
(i)	a replacement Approved Manager acceptable to the Lender is appointed in relation to the commercial or, as the case may be, the technical management in relation to the Ship; and
(ii)	the replacement Approved Manager has granted, upon the Lender’s request, a Manager’s Undertaking in favour of the Lender in respect of each Ship and such other documents equivalent to those referred to at paragraphs 1.1, 1.2, 1.3, 1.4, 5.1 and 5.2 of Part A and paragraph 2.3 of Part B of Schedule 2 (Conditions Precedent and Subsequent) as the Lender may require from that Approved Manager in connection with the Ship.
24.13	Arrest

Any arrest of the Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the Borrower within 30 days of such arrest or detention (or, at the Borrower’s request, any such longer period that the Lender (acting in its absolute discretion) may consent to).

24.14	Expropriation
(a)	The authority or ability of any Transaction Obligor or an Approved Manager to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any Approved Manager or any of its assets other than:
(i)	an arrest or detention of the Ship referred to in Clause 24.13 (Arrest); or
(ii)	any Requisition.
(b)	No Event of Default will be triggered under this Clause 24.14 (Expropriation), if any such seizure, expropriation, nationalisation, intervention, restriction or other action occurs in relation to an Approved Manager and the Obligors procure that within 14 days of such seizure, expropriation, nationalisation, intervention, restriction or other action:
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(i)	a replacement Approved Manager acceptable to the Lender is appointed in relation to the commercial or, as the case may be, the technical management in relation to the Ship; and
(ii)	the replacement Approved Manager has granted, upon the Lender’s request, a Manager’s Undertaking in favour of the Lender in respect of the Ship and such other documents equivalent to those referred to at paragraphs 1.1, 1.2, 1.3, 1.4, 5.1 and 5.2 of Part A and paragraph 2.3 of Part B of Schedule 2 (Conditions Precedent) as the Lender may require from that Approved Manager in connection with the Ship.
24.15	Repudiation and rescission of agreements

A Transaction Obligor or any Approved manager rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document (other than an Assignable Charter) to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document (other than an Assignable Charter) or any Transaction Security.

24.16	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents which has a Material Adverse Effect.

24.17	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

24.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Commitment, whereupon it shall immediately be cancelled;
(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or
(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender,

and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 24.19 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

24.19	Enforcement of security

On and at any time after the occurrence of an Event of Default the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 24.18

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(Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

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SECTION 9

CHANGES TO PARTIES

25	CHANGES TO THE LENDER
25.1	Assignment by the Lender

Subject to this Clause 25 (Changes to the Lender), the Lender (the “Existing Lender”) may assign any of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment
(a)	The consent of the Borrower is required for an assignment by the Existing Lender, unless the assignment is:
(i)	to an Affiliate of the Existing Lender;
(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund; or
(iii)	made at a time when an Event of Default is continuing.
(b)	The consent of the Borrower to an assignment must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
(c)	If:
(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that Clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.

(d)	Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender’s title and of any rights or equities which the Borrower or any other Transaction Obligor had against the Existing Lender.
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25.3	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 25 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor or any Approved Manager, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.
26	CHANGES TO THE TRANSACTION OBLIGORS

26.1 Assignment or transfer by Transaction Obligors

No Transaction Obligor nor any Approved Manager may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Subordinated Creditors
(a)	The Borrower may request that any person becomes a Subordinated Creditor, with the prior approval of the Lender, by delivering to the Lender:
(i)	a duly executed Subordination Agreement;
(ii)	a duly executed Subordinated Debt Security; and
(iii)	such constitutional documents, corporate authorisations and other documents and matters as the Lender may reasonably require, in form and substance satisfactory to the Lender, to verify that the person’s obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.
(b)	A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Lender enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.
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27	THE REFERENCE BANKS
27.1	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Lender.
(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.1 (Role of Reference Banks) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
27.2	Third Party Reference Banks

A Reference Bank which is not a Party may rely on Clause 27.1 (Role of Reference Banks), and Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

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SECTION 10

ADMINISTRATION

28	PAYMENT MECHANICS
28.1	Payments to the Lender
(a)	On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to the payment account (as set out in a separate repayment letter issued by the Lender), or such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies in writing.
28.2	Application of receipts; partial payments
(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.
(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.
28.3	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.4	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.5	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
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(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
28.6	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
28.7	Currency conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

28.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;
(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;
(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.8 (Disruption to Payment Systems etc.).
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29	SET-OFF

The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
31	NOTICES
31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrower, that specified in Schedule 1 (The Parties); and
(b)	in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, fax number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

31.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
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(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).
(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to any of the Transaction Obligors.
(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
31.4	Electronic communication
(a)	Any communication to be made or document to be delivered between any two Parties under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)	Any such electronic communication or document as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.
(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 31.4 (Electronic communication).
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31.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32	CALCULATIONS AND CERTIFICATES
32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33       PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34       REMEDIES AND WAIVERS

(a)	No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate (as applicable), any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate (as applicable) shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
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(b)	No variation or amendment of a Finance Document shall be valid unless in writing and signed by the Lender.
35	ENTIRE AGREEMENT
(a)	This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.
(b)	Each Obligor acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.
36	SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor or any Approved Manager shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any Approved Manager or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

37	IRREVOCABLE PAYMENT

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor or that Approved Manager to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

38	CONFIDENTIAL INFORMATION
38.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

The Lender may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
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(b)	to any person:
(i)	to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.3 (Security over Lender’s rights);
(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;
(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or
(x)	with the consent of the Parent Guarantor;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that
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some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;
(c)	to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
38.3	Entire agreement

This Clause 38 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38 (Confidential Information).
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38.6	Continuing obligations

The obligations in this Clause 38 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.
39	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
39.1	Confidentiality and disclosure
(a)	Each Obligor agrees to keep each Funding Rate (and the Lender agrees to keep each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (d) and (e) below.
(b)	The Lender may not disclose any Reference Bank Quotation to the Borrower.
(c)	The Lender may disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Lender and the relevant Reference Bank.
(d)	The Lender may disclose any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank
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Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender or Reference Bank, as the case may be.
(e)	The Lender’s obligations in this Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that the Lender shall not include the details of any individual Reference Bank Quotation as part of any such notification.
39.2	Related obligations
(a)	The Lender and each Obligor acknowledges that each Funding Rate (and the Lender acknowledges that each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate and the Lender undertakes not to use any Reference Bank Quotation for any unlawful purpose.
(b)	The Lender and each Obligor agree (to the extent permitted by law and regulation) to inform the Lender or the relevant Reference Bank, as the case may be:
(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (d) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations).
39.3	No Event of Default

No Event of Default will occur under Clause 24.4 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations).

40	AMENDMENTS
40.1	Replacement of Screen Rate
(a)	If a Screen Rate Replacement Event has occurred in relation to any Screen Rate for LIBOR:
(i)	the Lender shall forthwith give notice thereof to the Borrower;
(ii)	the Lender and the Borrower shall enter into negotiations in good faith first; and
(iii)	then at the Lender’s sole discretion, to decide and designate the use of an alternative Replacement Benchmark in relation to Dollars in place of that Screen Rate from and including a date no later than 30 June 2021.
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(b)	The Lender shall be under no obligation what so ever to maintain the Loan hereunder until an alternative Replacement Benchmark has been decided accordingly.
(c)	In this Agreement:

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(i)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(ii)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
(iii)	the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information stating that that Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor).
40.2	Obligor intent

Without prejudice to the generality of Clauses 1.2 (Construction) and 17.4 (Waiver of defences), each Obligor acknowledges that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

41	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 11

GOVERNING LAW AND ENFORCEMENT

42	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43	ENFORCEMENT
43.1	Jurisdiction
(a)	Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a “Dispute”).
(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.
(c)	To the extent allowed by law, this Clause 43.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
43.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints Global Ship Lease Services Limited, currently at 25 Wilton Road, London SW1V 1LW, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE PARTIES

PART A

THE OBLIGORS

Name	of	Place of	Registration number	Address for Communication
Borrower		Incorporation	(or equivalent, if any)

GLOBAL	SHIP	Liberia	LLC-960163	c/o the Approved Technical
LEASE 42 LLC				Manager
3-5 Menandrou Street
145 61 Kifissia
Greece

Fax: +30 210 80 84 224

email:
legalconfidential@technomar.gr

Name	of	Place of	Registration number	Address for Communication
Guarantor		Incorporation	(or equivalent, if any)

GLOBAL	SHIP	Marshall Islands	28891	c/o the Approved Technical
LEASE, INC.				Manager
3-5 Menandrou Street
145 61 Kifissia
Greece

Fax: +30 210 80 84 224

email:
legalconfidential@technomar.gr

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PART B

THE ORIGINAL LENDER

Name of Original Lender	Commitment	Address for Communication
SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED	$12,000,000

Having its registered address at Suites 3306, 33F, Tower 1, The Gateway, 25 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong and acting through its office at 5F, No. 203, Bade Rd., Sec. 2, Taipei, Taiwan

Fax: +886 2 8161 2452

		email: allen.su@sinopac.comya.tsao@sinopac.com L00488@sinopac.com

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SCHEDULE 2

CONDITIONS PRECEDENT AND SUBSEQUENT

PART A

CONDITIONS PRECEDENT TO UTILISATION REQUEST

1	Obligors
1.1	A copy of the constitutional documents of each Transaction Obligor and each Approved Manager.
1.2	A copy of a resolution of the board of directors or members, as appropriate, of each Transaction Obligor and each Approved Manager:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.
1.3	An original of the power of attorney of any Transaction Obligor and any Approved Manager authorising a specified person or persons to execute the Finance Documents to which it is a party.
1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.
1.5	A copy of a resolution signed by the Member as the holder of the issued limited liability company interests in the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.
1.6	A certificate of each Transaction Obligor (signed by a director or officer) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on that Transaction Obligor to be exceeded.
1.7	A certificate of each Transaction Obligor and each Approved Manager that is incorporated outside the UK (signed by a director, officer or member, as applicable) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.
1.8	A certificate of an authorised signatory of the relevant Transaction Obligor and the relevant Approved Manager certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent and Subsequent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
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2	Finance Documents
2.1	If applicable, any subordination agreement in relation to any Permitted Inter-Company Loans.
2.2	A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent and Subsequent).
2.3	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent and Subsequent).
2.4	If applicable, a duly executed original of a Subordinated Finance Document.
3	Security
3.1	A duly executed original of the LLC Interests Security (and of each document to be delivered under each of them).
3.2	If applicable, a duly executed original of the Subordinated Debt Security.
4	Legal opinions
4.1	A legal opinion of Watson Farley & Williams Greece, legal advisers to the Lender in England, substantially in the form obtained by the Lender before signing this Agreement.
4.2	If a Transaction Obligor or an Approved Manager is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction, substantially in the form distributed to the Lender before signing this Agreement.
5	Other documents and evidence
5.1	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment.
5.2	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.
5.3	The Original Financial Statements.
5.4	Such evidence as the Lender may require for it to be able to satisfy its “know your customer” or similar identification procedures in relation to the transactions contemplated by the Finance Documents.
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PART B

CONDITIONS PRECEDENT TO UTILISATION

1	Borrower

A certificate of an authorised signatory of the Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent and

Subsequent) is correct, complete and in full force and effect as at the Utilisation Date.

2	Ship and other security
2.1	A duly executed original of the Mortgage, any Deed of Covenant, the General Assignment and any Charterparty Assignment in respect of the Ship and of each document to be delivered under or pursuant to each of them together with documentary evidence that the Mortgage has been duly registered as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the jurisdiction of the Approved Flag.
2.2	Documentary evidence that the Ship:
(a)	is definitively and permanently registered in the name of the Borrower under the Approved Flag;
(b)	is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(c)	maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society; and
(d)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.
2.3	Documents establishing that the Ship will, as from the Utilisation Date, be managed commercially by the Approved Commercial Manager and managed technically by the Approved Technical Manager on terms acceptable to the Lender, together with:
(a)	a Manager’s Undertaking for each of the Approved Technical Manager and the Approved Commercial Manager; and
(b)	copies of the Approved Technical Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable Safety Management System which the Lender requires) and of any other documents required under the ISM Code and the ISPS Code in relation to the Ship including without limitation an ISSC.
2.4	An opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the Insurances as the Lender may require.
2.5	A valuation of the Ship, addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 14 days before the Utilisation Date from an Approved Valuer which shows a value for the Ship of not less than 120 per cent. of the Loan (after the Utilisation Date).
3	Legal opinions
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Legal opinions of the legal advisers to the Lender in the jurisdiction of the Approved Flag of the Ship and such other relevant jurisdictions as the Lender may require.

4	Other documents and evidence
4.1	Evidence that any process agent referred to in Clause 43.2 (Service of process) has accepted its appointment.
4.2	Evidence that the costs and expenses then due from the Borrower pursuant to Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date (or within a reasonable time thereafter subject to Lender’s prior consent).
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PART C

CONDITIONS SUBSEQUENT

5	Ship and other security
5.1	A duly executed original of a Letter of Undertaking in respect of the Ship from the Approved Brokers in a form acceptable to the Lender.
5.2	A duly executed original of a Letter of Undertaking in respect of the Ship from any protection and indemnity club or war risks association through or with whom any obligatory insurances are placed or effected in a form acceptable to the Lender.
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SCHEDULE 3

REQUESTS

PART A

UTILISATION REQUEST

From:	GLOBAL SHIP LEASE 42 LLC 80 Broad Street Monrovia Liberia
To:	SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED 5F, No. 203, Bade Rd., Sec. 2, Taipei, Taiwan

Dated: [●] 2021

GLOBAL SHIP LEASE 42 LLC – US$12,000,000 Facility Agreement dated [●] 2021 (the “Agreement”)

1	We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2       We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount: [●]
Interest Period: 3 Months

3       You are authorised and requested to credit the proceeds to the following account:

Account Name:	Global Ship Lease 42 LLC
Beneficiary Address:	80 Broad Street, Monrovia, Liberia
Bank Name:	ABN AMRO Bank N.V.
Bank Address:	Gustav Mahlerlaan 10, Amsterdam, 1082 PP, Netherlands
Accounts Number:	870696882
Swift Code:	ABNANL2AXXX
IBAN Number:	NL93ABNA0870696882
4	We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

5       The net proceeds of the Loan should be credited to [account].

6       This Utilisation Request is irrevocable.

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Yours faithfully

[●]

authorised signatory for

GLOBAL SHIP LEASE 42 LLC

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SCHEDULE 4

DETAILS OF THE SHIP

Ship name	Type	GRT	NRT	Approved Flag	Approved Classification Society	Approved Classification	Approved Commercial Manager	Approved Technical Manager
“GSL VALERIE”	Container	28,927	15,033	Liberia	DNV	1A1 Container carrier BIS DG(P) E0 NAUTICUS (Newbuilding) TMON	Conchart Commercial Inc. of the Marshall Islands	Technomar Shipping Inc. of Liberia

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SCHEDULE 5
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request))	Two Business Days (or at the Borrower’s request, any such shorter period that the Lender may agree in its absolute discretion) before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request))
LIBOR is fixed	Quotation Day as of 11:00 am London time
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

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EXECUTION PAGES

BORROWER

SIGNED by GLOBAL SHIP LEASE 42 LLC	)
acting by Aikaterini Emmanouil	)	/s/ Aikaterini Emmanouil
its attorney-in-fact	)
in the presence of:	)
Witness' signature:/s/ Christina Economides	)
Witness' name:Christina Economides Solicitor	)
Witness' address:Solicitor, Watson Farley & Wiliams, 348 Syngrou Avenue, 17674 Kallithea, Athens-Greece	)

PARENT GUARANTOR

SIGNED by GLOBAL SHIP LEASE INC.	)
acting by Aikaterini Emmanouil	)	/s/ Aikaterini Emmanouil
its attorney-in-fact	)
in the presence of:	)
Witness' signature: /s/ Christina Economides	)
Witness' name: Christina Economides Solicitor	)
Witness' address: Solicitor, Watson Farley & Wiliams, 348 Syngrou Avenue, 17674 Kallithea, Athens-Greece	)

LENDER

SIGNED by [ILLEGIBLE]	)	/s/ [ILLEGIBLE]
duly authorised	)
for and on behalf of	)
SINOPAC CAPITAL INTERNATIONAL (HK) LIMITED	)
in the presence of:	)
Witness' signature: /s/ [ILLEGIBLE]	)
Witness' name: [ILLEGIBLE]	)
Witness' address: 5F, No. 203, Bade Rd., Sec. 2, Taipei, Taiwan 10491)
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